EXHIBIT 10.5

Michael Brocklesby
Chief Financial Officer
UDate.com Limited
New Enterprise House
St. Helens St
Derby DE1 3GY

13 July 2001

Terms of Employment

In consideration of your continued service to Udate.com Limited (“the Company”), I am pleased to inform you of the following changes to your terms of employment, which will take immediate effect.

The clauses set out in this letter are in addition to the contents of the contract of employment between the Company and yourself (“the Contract”) and clause 20 of the Contract is varied accordingly.

INTERPRETATION

“Executive” shall mean Michael Brocklesby

“Just Cause” for termination will mean a vote of the Company’s Board of Directors, acting in good faith based upon the information then known to the Company after a reasonable investigation (including at a minimum, review of the Executive’s written response to the information alleged to constitute Just Cause and the Executive’s opportunity to address the Board), that determines that the Executive has committed or engaged in repeated intentional misconduct in connection with his duties under this Agreement, which misconduct is materially and demonstrably harmful to the Company’s business, or materially breached a material term of this Agreement, which breach is materially and demonstrably harmful to the Company’s business and which breach remains uncured thirty (30) days after written notice of such breach is delivered to the Executive.

“Good Reason” shall mean:

(i)	the Company becoming insolvent, as evidenced by its inability to meet its obligations in the ordinary course of business;

(ii)	a reduction in Executive’s salary referred to from time to time in clause 7.1 of the Service Agreement;

(iii)	a material reduction in the scope of Executive’s duties;

(iv)	except for terms related to the payment of money, the Company’s breach of any term of this Agreement and failure to cure such breach within ten (10) days after written notice of such default; or

(v)	an “Event”.

The Executive’s right to terminate his employment under this Agreement for Good Reason shall not be affected by his incapacity due to physical or mental illness.

“Event” shall mean either:

(i)	a Winding Up; or

(ii)	a Disposal; or

(iii)	Transfer of Controlling Interest; or

(iv)	the grant to any person of an option to effect one or more of the Events.

For the purposes of this definition, the following expressions shall have the following meanings:

“Winding up”	the making of an order or the passing of a resolution for the winding up of the Company for any purpose whatsoever

“Disposal”	the sale of the whole or substantially the whole of the undertaking or assets of the Company

“Transfer of Controlling Interest”	the sale of or the grant of a right to acquire or to dispose of or any other transfer of (whether by a single transaction or a series of transactions) a Controlling Interest

“Controlling Interest”	an interest (within the meaning of schedule 13 part 1 and section 324 of the Companies Act 1985) in shares in the Company conferring in the aggregate 50% or more of the total voting rights conferred by all the issued shares in the capital of the Company.

“Basic Salary” shall mean the Executive’s salary from time to time referred to in clause 4.1 of the Contract.

“Executive Bonus” shall mean 25% of the Executive’s Basic Salary.

“Bonus Year” shall mean 1 January to 31 December.

TERMINATION OF EMPLOYMENT

Clause 15.4 of the Contract shall state:

The Company may terminate the Executive’s employment immediately by summary notice in writing (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause 15) if the Executive becomes incapacitated from performing all or any of his duties under the contract by illness, injury or otherwise for a period exceeding (in total) 3 calendar months (or such longer period as the Company may agree) in any period of 12 months.

PAYMENTS TO BE MADE IN THE EVENT OF DEATH OR TERMINATION DUE TO INCAPACITY.

Without prejudice to clause 15.1 of the Contract or the Company’s right to terminate the Executive’s employment summarily, if the Executive dies whilst employed by the Company under the Service Agreement or upon termination of the Executive’s employment in accordance with clause 15.4 of the Contract, the Company shall pay the Executive (or his estate) each of the following:

(i)	any Basic Salary earned but unpaid before termination and all accrued but unused holiday entitlement in accordance with clause 7 of the Contract;

(ii)	a lump sum payment derived by taking the amount of the Executive Bonus paid to the Executive in the preceding Bonus Year (or if termination occurs before the Executive Bonus is paid, 25% of Basic Salary), dividing by twelve and multiplying by the number of months Executive was employed in the Bonus Year in which termination occurs;

(iii)	any business expenses incurred but not reimbursed as of the date of termination.

PAYMENTS TO BE MADE UPON THE RESIGNATION OF THE EXECUTIVE WITHOUT GOOD REASON OR TERMINATION OF THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY FOR JUST CAUSE.

Without prejudice to clause 15.1 of the Contract or the Company’s right to terminate the Executive’s employment summarily, if the Executive resigns from his employment with the Company other than for Good Reason or if the Company terminates the Executive’s employment for Just Cause the Company’s obligation to make payments under this Agreement shall cease upon termination, except the Company shall pay the Executive each of the following:

(i)	any Basic Salary earned but unpaid before termination and all holiday entitlement accrued but not taken in accordance with clause 7 of the Contract;

(ii)	a lump sum payment derived by taking the amount of the Executive Bonus paid to the Executive in respect of the preceding Bonus Year (or if termination occurs before the Executive Bonus is paid, 25% of Basic Salary), dividing by twelve and multiplying by the number of months the Executive was employed in the Bonus Year in which termination occurs; and

(iii)	any business expenses incurred but not reimbursed as of the date of termination.

Resignation Without Good Reason or Termination for Just Cause shall be effective upon the date of receipt of written notice of resignation or termination, as appropriate.

PAYMENTS TO BE MADE UPON THE TERMINATION OF THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY WITHOUT JUST CAUSE OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON.

Without prejudice to clause 15.1 of the Contract, if the Company terminates the Executive’s employment without Just Cause or the Executive resigns from his employment with the Company for Good Reason the Executive shall receive each of the following benefits:

(i)	any Basic Salary earned but unpaid before termination and all holiday entitlement accrued but not taken in accordance with clause 7 of the Contract;

(ii)	any business expenses incurred but not reimbursed as of the date of termination;

(iii)	payment to the Executive of the equivalent of eighteen (18) months of his Basic Salary in a lump sum or in periodic payments at the Executive’s election;

(iv)	in lieu of the Executive Bonus, payment to the Executive of a lump sum equal to twenty five percent (25%) of the Executive’s Basic Salary or Executive Bonus remaining to be paid in respect of the preceding Bonus Year whichever amount is greater.

The Executive shall not be required to mitigate amounts payable under this clause by seeking other employment or otherwise, and there shall be no offset against amounts due to the Executive under this Agreement on account of later employment.

Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any other circumstances, including without limitation any counterclaim, defence or other right that the Company may have against the Executive or others.

MISCELLANEOUS

This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants waived, except by a writing executed by each of the parties or, in the case of a waiver, by the party waiving compliance. Failure of any party to require performance of any provision shall not affect his or its right at a later time to enforce the same. No waiver of a breach of any term or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed as a further or continuing waiver.

Yours sincerely

/s/ Mel Morris

Mel Morris

Director, Udate.com Ltd

President and CEO, Udate.com Inc

I understand and accept the variations to the Service Agreement set out in this letter.

Signed: /s/ Michael Brocklesby

                  Michael Brocklesby

Dated: July 13, 2001